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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX NAMES HYERYUN LEE PARK AS PRESIDENT, TEREX ASIA

WESTPORT, CT, March 9, 2006 -- Terex Corporation (TEX:NYSE) has announced that Hyeryun Lee Park has joined the Company in the newly created position of President, Terex Asia. Ms. Lee Park will report directly to the Company’s Chairman and Chief Executive Officer, Ronald M. DeFeo. Ms. Lee Park will work closely with Terex’s operating segments to accelerate the Company’s growth in Asia. She will divide her time between offices in Beijing and in Chicago.

“Hyeryun has consulted with Terex over several years and is uniquely qualified to help us grow our business in Asia,” said Mr. DeFeo. “Asian GDP is forecast to grow faster than the rest of the world for the foreseeable future, so Terex’s long-term growth will be enhanced by greater exposure to Asian markets. The development of our Asian business is one of the top areas for value creation in our organization, and when accomplished in conjunction with our on-going initiatives in global supply chain management, marketing, customer support, and human resources, will firmly establish Terex as a global industry leader.”

“China in particular will be an area of focus,” added Mr. DeFeo. “We have seen our business grow substantially in this market, and have just opened a new office in Beijing that will focus on our operations overall in Asia.”

Prior to joining Terex, Ms. Lee Park was most recently President and Owner of Midas Alliance Group, a consulting company with approximately 60 consultants with offices in Chicago, Seoul, and Washington, D.C. Midas Alliance primarily advised western companies on Asian business development. Prior to that, she was Publisher of Construction Equipment and Construction Equipment Latin America for Cahners Publishing. Ms. Lee Park began her career with Samsung Construction Equipment America, and was responsible for overseeing Samsung’s entry into the U.S. market. Ms. Lee Park is a graduate of Northwestern University, a native of Seoul, Korea and a U.S. citizen.

Safe Harbor Statement

This press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; Terex’s significant amount of debt and its need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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